UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 5, 2008 (June 2, 2008)

CHINA GENGSHENG MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51527	91-0541437
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China 451271
(Address of Principal Executive Offices)

(86) 539-7318818
Registrant's Telephone Number, Including Area Code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

On June 2, 2008, ZhengZhou Duesail Fracture Proppant Co. Ltd. ("Duesail"), the Chinese operating subsidiary of China GengSheng Minerals, Inc. (the "Company") entered into a sales contract (the "Contract") valued at RMB13,418,200 (approximately $1.9 million) after taxes, with Jilin Petroleum Group Co. Ltd. ("Jinlin Petroleum"), a wholly owned subsidiary of China National Petroleum Corporation.

Under the terms of the Contract, Duesail is obligated to supply fracture proppants to Jilin Petroleum upon Jinlin Petroleum's advance notice, from June 2, 2008 to December 31, 2008. Duesail is obligated to pay a penalty equal to 2% of the total Contract amount per day, for any delay in delivery of the fracture proppants, and in addition to such penalties, Jinlin Petroleum has the right to terminate the Contract if such delay occurs. Duesail is also obligated to pay a penalty equal to 3% of the total Contract amount and Jilin Petroleum has the right to terminate the Contract, if the quality or quantity of the products delivered does not meet the standard required by the Contract. Furthermore, if the packaging of the product delivered does not meet the standard required by the Contract, Duesail is obligated to pay a penalty equal to 1% of the total Contract amount. The Contract is governed by the laws of China.

The foregoing description of the Contract with Jilin Petroleum is qualified by reference to the terms of the English translation from the original Chinese version attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference. The Company's press release regarding this event is attached to this current report as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Sales Contract, dated June 2, 2008, between ZhengZhou Duesail Fracture Proppant Co. Ltd. and Jilin Petroleum Group Co., Ltd.

99.1	Press release, dated June 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Date: June 5, 2008	/s/ Shunqing Zhang
Shunqing Zhang Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Sales Contract, dated June 2, 2008, between ZhengZhou Duesail Fracture Proppant Co. Ltd. and Jilin Petroleum Group Co., Ltd.

99.1	Press release, dated June 4, 2008